As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-172926

Registration No. 333-197940

Registration No. 333-219001

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-172926

Form S-8 Registration Statement No. 333-197940

Form S-8 Registration Statement No. 333-219001

UNDER

THE SECURITIES ACT OF 1933

______________________

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

______________________

British Columbia, Canada	55-0886410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3 Allied Drive, Suite 155, Dedham, MA	02026
(Address of Principal Executive Offices)	(Zip Code)

______________________

ATLANTIC POWER HOLDINGS, INC. THIRD AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

ATLANTIC POWER HOLDINGS, INC. FIFTH AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Terrence Ronan
Chief Financial Officer

Atlantic Power Corporation
3 Allied Drive, Suite 155
Dedham, Massachusetts 02026
(617) 977-2400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Craig B. Brod Benet J. O’Reilly Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	William Gorman Goodmans LLP Bay Adelaide Centre-West Tower 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7 (416) 979-2211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for  complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Atlantic Power Corporation, a corporation continued under the laws of British Columbia (the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•	Registration No. 333-172926, filed with the SEC on March 18, 2011, pertaining to the registration of an aggregate of 1,000,000 of the Registrant’s common shares, no par value (“Common Shares”) and the associated share purchase rights (the “Rights”), under the Atlantic Power Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan.

•	Registration No. 333-197940, filed with the SEC on August 7, 2014, pertaining to the registration of an aggregate of 2,000,000 of the Registrant’s Common Shares and Rights under the Atlantic Power Holdings, Inc. Fifth Amended and Restated Long-Term Incentive Plan.

•	Registration No. 333-219001, filed with the SEC on June 27, 2017, pertaining to the registration of an aggregate of 3,000,000 of the Registrant’s Common Shares and Rights under the Atlantic Power Holdings, Inc. Fifth Amended and Restated Long-Term Incentive Plan.

On May 14, 2021, pursuant to an Arrangement Agreement and Plan of Arrangement, dated as of January 14, 2021, by and among the Registrant, Atlantic Power Preferred Equity Ltd., an corporation continued to the jurisdiction of British Columbia, Atlantic Power Limited Partnership, an Ontario limited partnership, Tidal Power Holdings Limited, a United Kingdom private limited company (“BidCo”), and Tidal Power Aggregator, LP, a Cayman Islands limited partnership (the “Arrangement Agreement”), BidCo acquired all outstanding Common Shares (the “Arrangement”).

As a result of the Arrangement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Dedham, Commonwealth of Massachusetts, on May 14, 2021.

ATLANTIC POWER CORPORATION

By:	/s/ TERRENCE RONAN
Terrence Ronan
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Signature	Title	Date
/s/ James J. Moore, Jr.	President, Chief Executive Officer and Director	May 14, 2021
James J. Moore, Jr.	(principal executive officer)

/s/ Terrence Ronan	Executive Vice President and Chief Financial Officer	May 14, 2021
Terrence Ronan	(principal financial and accounting officer)

/s/ Kevin T. Howell	Chairman of the Board	May 14, 2021
Kevin T. Howell

/s/ Richard Foster Duncan	Director	May 14, 2021
Richard Foster Duncan

/s/ Danielle S. Mottor	Director	May 14, 2021
Danielle S. Mottor

/s/ Gilbert S. Palter	Director	May 14, 2021
Gilbert S. Palter

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the U.S. of Atlantic Power Corporation, has signed this registration statement or amendment thereto on May 14, 2021.

By:	/s/ Terrence Ronan
Terrence Ronan

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